EXHIBIT 12.1

                  STATEMENT REGARDING COMPUTATION OF RATIOS(1)
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

                                                                                                  THREE MONTHS
                                                                                                      ENDED
                                                      YEAR ENDED DECEMBER 31                         MARCH 31,
                                       -----------------------------------------------------   ----------------------
                                         1993       1994       1995       1996       1997        1997         1998
                                       ---------  ---------  ---------  ---------  ---------   ---------    ---------
Fixed Charges--
     Interest on debt and capitalized
       leases (including
       $--capitalized)...............  $       1  $       7  $       8  $       4  $   2,901    $   348      $   780
     Amortization of debt discount
       and expense...................     --         --         --         --             34      --              28
     Interest element of rentals.....         30         31         30         54        274         36          183
                                       ---------  ---------  ---------  ---------  ---------   ---------    ---------
          Total......................  $      31  $      38  $      38  $      58  $   3,209    $   384      $   991
                                       =========  =========  =========  =========  =========   =========    =========
Preferred Dividends--
     Amount declared.................  $      12  $      12  $      41  $     192  $     157    $    48      $ --
                                       =========  =========  =========  =========  =========   =========    =========
Earnings--
     Consolidated income (loss)
       before income taxes ..........  $    (263) $    (281) $  (1,505) $    (415) $  (8,523)   $  (962)     $ 2,201
     Add back--
          Fixed charges less interest
          capitalized................         31         38         38         58      3,209        384          991
                                       ---------  ---------  ---------  ---------  ---------   ---------    ---------
                                       $    (232) $    (243) $  (1,467) $    (357) $  (5,314)   $  (578)     $ 3,192
                                       =========  =========  =========  =========  =========   =========    =========
Ratio of Earnings to Fixed Charges...     --          --         --         --          --         --            3.2x

------------
(1) In computing the ratio of earnings to fixed charges: (a) earnings have been based on income from continuing operations before income taxes and fixed charges (exclusive of interest capitalized) and (b) fixed charges consist of interest and amortization of debt issuance costs (including amounts capitalized) and the estimated interest portion of rents.